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                                                                   EXHIBIT 4.9


                     AGREEMENT AS TO EXPENSES AND LIABILITIES

     THIS AGREEMENT AS TO EXPENSES AND LIABILITIES (this "Agreement"), dated as of May 22, 1998, between Silicon Valley Bancshares, a California corporation (the "Company"), and SVB Capital I, a Delaware business trust (the "Trust").

     WHEREAS, the Trust intends to issue its Common Securities (the "Common Securities") to and receive Junior Subordinated Deferrable Interest Debentures (the "Debentures") from the Company and to issue and sell 8.25% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of May 22, 1998 as the same may be amended from time to time (the "Trust Agreement");

     WHEREAS, the Company will directly or indirectly own all of the Common Securities of the Trust and will issue the Debentures;

     NOW, THEREFORE, in consideration of the purchase by each holder of the Trust Preferred Securities, which purchase the Company hereby agrees shall benefit the Company and which purchase the Company acknowledges will be made in reliance upon the execution and delivery of this Agreement, the Company and the Trust hereby agree as follows:

                                  ARTICLE I

     SECTION 1.1.  GUARANTEE BY THE COMPANY.

     Subject to the terms and conditions hereof, the Company hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Trust Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Trust Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

     SECTION 1.2.  TERM OF AGREEMENT.

     This Agreement shall terminate and be of no further force and effect on the date on which full payment has been made of all amounts payable to all holders of all the Trust Preferred Securities (whether upon redemption, liquidation, exchange or otherwise); PROVIDED, HOWEVER,

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that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities or any Beneficiary must restore payment of any sums paid under the Trust Preferred Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by the Company and Wilmington Trust Company, a Delaware banking corporation, as guarantee trustee or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute and the Company fully, knowingly and unconditionally waives any right to revoke the guarantee under Section 2895 of the California Civil Code or otherwise.

     SECTION 1.3.  WAIVER OF NOTICE.

     The Company hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Company hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

     SECTION 1.4.  NO IMPAIRMENT.

     The obligations, covenants, agreements and duties of the Company under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

     (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

     (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

     (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Company with respect to the happening of any of the foregoing.

     SECTION 1.5.  ENFORCEMENT.

     A Beneficiary may enforce this Agreement directly against the Company and the Company waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Company.

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     SECTION 1.6.  SUBROGATION.

     The Company shall be subrogated to all (if any) rights of the Trust in respect of any amounts paid to the Beneficiaries by the Company under this Agreement; PROVIDED, HOWEVER, that the Company shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

                                 ARTICLE II

     SECTION 2.1.  BINDING EFFECT.

     All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Beneficiaries.

     SECTION 2.2.  AMENDMENT.

     So long as there remains any Beneficiary or any Trust Preferred Securities are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Trust Preferred Securities.

     SECTION 2.3.  NOTICES.

     Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):

          SVB CAPITAL I:
          c/o Silicon Valley Bancshares
          3003 Tasman Drive
          Santa Clara, California 95054

          Facsimile No.: (408) 496-2405
          Attention:  Christopher T. Lutes

          SILICON VALLEY BANCSHARES
          3003 Tasman Drive
          Santa Clara, California 95054

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          Facsimile No.: (408) 496-2405
          Attention:  Christopher T. Lutes

     SECTION 2.4.  CHOICE OF LAW.

     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

     THIS AGREEMENT is executed as of the day and year first above written.

                                       SILICON VALLEY BANCSHARES



                                       By:     /s/ John C. Dean
                                            --------------------------------
                                            Name:   John C. Dean
                                            Title:  President and Chief
                                                     Executive Officer



                                       SVB CAPITAL I



                                       By:     /s/ Barbara B. Kamm
                                            --------------------------------
                                            Name:   Barbara B. Kamm
                                            Title:  Administrative Trustee